5900 Philorae Lane

Reno, Nevada 89511 USA

November 22, 2006

Byron Couthard

President

White Bear Resources, Inc.

Re: Binding Letter of Intent for White Bear Resources to Earn-In to Miranda’s Iron Point property, Humboldt County, Nevada

Dear Byron:

As per our discussion today I put forth a Letter of Intent for an Exploration Agreement with Option to Form Joint Venture between Miranda U.S.A., Inc. (“Miranda”) and White Bear Resources (“White Bear”) on Miranda’s Iron Point Property.

Miranda offers the following for your consideration:

1)

178 lode mining claims (5.75 square miles) constitute the Iron Point Property (“Property”).

2)

Miranda U.S.A., Inc. holds title to 150 claims and has a leasehold interest on an additional 28 (MIP) claims.  Lease payments due in June 2007 are $10,000.

3)

Miranda has made all necessary filings to hold the Property in good standing including 2006-2007 BLM Maintenance Fees, 2006 county NOI’s and lease payments.  The total cost in 2006 for maintaining the claims was over $32,250.

4)

Miranda has compiled historical data and initiated mapping and limited sampling on the property.

5)

Miranda’s technical staff, located in Elko, is available to advise or implement on a negotiated basis all or portions of any work commitments.

6)

Miranda reduced the original claim block in September 2006 and would ask that the “dropped” claims be included in an Area of Interest.

Upon signing the Letter of Intent and receiving the “Payment to Miranda”, Miranda will propose an initial exploration program and budget designed to advance the Property for the purposes of meeting 43-101 Material Property requirements.

Ken Cunningham
Tel: (775) 849-2347	Email: mad4au@gmail.com
Fax: (775) 849-2336	Website: www.mirandagold.com

President

Miranda U.S.A., Inc.

LETTER OF INTENT FOR EXPLORATON AGREEMENT WITH OPTION TO FORM JONT VENTURE

Proposed Terms for Joint Venture of Miranda’s Iron Point property (the “Property”), Humboldt County, Nevada.

Parties

White Bear Resources Inc. (“White Bear”) and Miranda U.S.A., Inc. (“Miranda”).

Agreement Form

Exploration and Option to Enter a Joint Venture Agreement based on RMMLF Form 5A Joint Venture as modified to the specifics of the parties’ business agreement.

Definitive Agreements

Miranda shall endeavor to prepare a draft of an Exploration and Option to Enter a Joint Venture Agreement (“Agreement”) based on Form 5A as soon as the Payment to Miranda is received. The parties recognize and acknowledge that a number of material terms not covered in this Terms Sheet must be agreed upon to complete a definitive agreement and further recognize and acknowledge that Form 5A must be modified to conform to these terms and the particularities of the Property.  White Bear and Miranda agree to the terms of this Terms Sheet and to work diligently toward completion of a definitive agreement.

Initial Earn In

White Bear Resources can earn a 60% interest by spending $2.5 million in Qualifying Expenditures over 5 years (“Qualifying Expenditures” to include all work, BLM and county fees and lease payments).

Work Expenditures

Annual

Cumulative

Year 1

$    100,000

$   100,000

Year 2

$    200,000

$   300,000

Year 3

$    500,000

$   800,000

Year 4

$    700,000

$1,500,000

Year 5

$ 1,000,000

$2,500,000

Excess expenditures in any year shall be carried forward to future years.

The Year 1 and Year 2 Work Expenditures are an obligation.

Payment to Miranda

Upon White Bears execution of this Letter of Intent a payment of $20,000 is due Miranda.

Tel: (775) 849-2347	Email: mad4au@gmail.com
Fax: (775) 849-2336	Website: www.mirandagold.com

President

Miranda U.S.A., Inc.

Issue of Shares

Upon the parties’ execution of the Exploration and Option to Enter a Joint Venture Agreement, White Bear shall issue to Miranda 100,000 common shares in the capital of White Bear Resources, Inc.  A seconded issue of 100,000 shares is due upon the First Anniversary date of the Agreement.  The share distribution shall be subject to TSX

Ventures Exchange approval and requirements, including a four month hold provision under the laws of British Columbia.

Additional Earn In

At any time within ninety (90) days following White Bear performance of its “Initial Earn In” obligations, White Bear shall have the option and right to elect to increase its participating interest by an additional ten percent (10%) to a total of seventy percent (70%) by preparing and bearing the costs of preparation of a positive Feasibility Study. The Feasibility Study must (a) be based on sound engineering principles and mine operating criteria generally acceptable under Nevada mining industry practices and standards for projects in similar operating environments, (b) be in a form acceptable to pertinent securities commissions in either or both the United States and Canada and to mine lending institutions for the purpose of determining whether or not to extend mine construction financing to the companies, and (c) demonstrate an adequate return on investment, such that a reasonable mine lending institution would agree to provide financing for mine construction on commercially reasonable terms.  White Bear shall have a period of five years, following the Initial Earn In to complete this study.  During performance of the Additional Earn In, White Bear shall incur Expenditures of $1,000,000 or more each year, including all costs of maintaining the Properties.

If White Bear does not elect to complete a feasibility study as described above, the parties’ participating interests in the Joint Venture will be White Bear sixty percent (60%) and Miranda forty percent (40%).  As a condition to the continued effectiveness of the Joint Venture and retention of its sixty percent (60%) interest in the Joint Venture, during each year White Bear shall expend a minimum of $500,000 on the Property.  For each cumulative $1,000,000 increment of expenditures White Bear will earn an additional percent (1%) participating interest in the Joint Venture for a maximum of an additional participating interest of ten percent (10%).  When White Bear has incurred additional expenditures in the cumulative amount of $10,000,000, the parties’ participating interests in the Joint Venture will be White Bear seventy percent (70%) and Miranda thirty percent (30%).   If White Bear does not expend the required $500,000 annually, it shall be deemed to have elected to withdraw from the Joint Venture, the Joint Venture shall be terminated and the Property shall revert to Miranda.

Following the Additional Earn In standard straight line dilution shall apply.

Should either party’s interest be reduced to 5% it will automatically be converted to a 1.0% NSR and that party shall have no further ownership in the property or the joint venture. White Bear, subject to the terms of the agreement, shall be the manager during Earn In and Additional Earn In with the sole authority to direct and conduct operations at its discretion.

Tel: (775) 849-2347	Email: mad4au@gmail.com
Fax: (775) 849-2336	Website: www.mirandagold.com

Currency

All dollar references are U.S. dollars.

Other Provisions

White Bear will maintain the property in good standing during the term of the definitive agreement by paying all claim maintenance fees, taxes, and other property maintenance obligations.  The obligation to pay federal and county claim maintenance fees on each property accrues annually on June 1 and proof of payment shall be due by August 1.

Miranda shall provide White Bear with unrestricted access to all data, title information, etc. relevant to the Property. Miranda shall clarify and cure any title and or claim defects or validity issues affecting the Property or at its discretion, White Bear may clarify and cure such defects or validity issues, the cost of which shall constitute a Qualifying Expenditure.

The parties hereto agree that no press releases or other public disclosures shall be made regarding the fact that White Bear and Miranda have entered into this Agreement or of the terms and conditions of this Agreement without the consent of the non-disclosing party, which consent shall not be unreasonably withheld, except that either party may make such disclosures as required by law.

This letter is a binding agreement between Miranda and White Bear.  Miranda and White Bear agree to negotiate and settle within sixty (60) days of the signing of this agreement a more detailed agreement to supersede this letter agreement.

This letter agreement shall be governed by and construed under the laws of the State of Nevada.

We very much look forward to working with White Bear on the Iron Point Project.  I believe a joint venture between Miranda and White Bear would be mutually beneficial to both parties and would create value for our shareholders by advancing the Iron Point Project.

Yours very truly,

MIRANDA U.S.A., INC.

Kenneth D. Cunningham

President

Tel: (775) 849-2347	Email: mad4au@gmail.com
Fax: (775) 849-2336	Website: www.mirandagold.com

ACCEPTED AND AGREED TO:

WHITE BEAR RESOURCES, INC.

By:  ____________________________________

Date:______________

        Byron Coulthard, President

Tel: (775) 849-2347	Email: mad4au@gmail.com
Fax: (775) 849-2336	Website: www.mirandagold.com